EXHIBIT 5


                            WHITMAN CORPORATION
                            3501 Algonquin Road
                     Rolling Meadows, Illinois  60008
                              (708) 818-5000

                              August 25, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Whitman Corporation - Registration of 800,000 Shares of Common Stock

Gentlemen:

          This refers to the Registration Statement on Form S-4 (the "Registration Statement"), covering 800,000 shares of Common Stock, without par value (the "Common Stock"), of Whitman Corporation, a Delaware corporation (the "Company"). Such shares may be offered and issued by the Company from time to time in connection with the acquisition of businesses or properties.

          I have examined and am familiar with the Registration Statement and the Prospectus therein contained, the Company's Certificate of Incorporation and By-Laws, in each case as amended to date, and resolutions adopted by the Board of Directors of the Company relating to the shares of the Company's Common Stock covered by the Registration Statement. I have also examined such other documents, corporate records and instruments as I have deemed necessary for the purposes of this opinion.

          Based upon the foregoing, it is my opinion that the shares of Common Stock being registered, (i) when authorized for issuance or disposition by the Board of Directors of the Company or the Executive Committee thereof, and (ii) when delivered as contemplated by the Prospectus included in the Registration Statement for the consideration therein set forth, will be legally and validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Sincerely,

                              /s/ William B. Moore
                              -----------------------------
                              William B. Moore
                              Vice President, Secretary and
                              General Counsel